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                                       [The Vanguard Group Investment Companies]


                                                                 August 23, 1984

MAS Pooled Trust Fund
P.O. Box 2600
Valley Forge, Pennsylvania  19482

Gentlemen:

         MAS Pooled Trust Fund (the "Fund") is a business trust established under the laws of the Commonwealth of Pennsylvania under a Declaration of Trust dated February 15, 1984. I have acted as counsel to the Fund since its formation and with respect to its registration as an open-end management investment company under the Investment Company Act of 1940("1940 Act") and the registration of its shares of beneficial interest under the Securities Act of 1933 ("1933 Act"). It is in this capacity that I am furnishing you this opinion.

         I have examined the Fund's Declaration of Trust, By-Laws, minutes of the meetings of the Board of Trustees, Notification of Registration on Form N-8A under the 1940 Act, Registration Statement on Form N-1 under the 1933 and 1940 Acts, as amended to date, and such of the other proceedings and documents which I have deemed necessary or appropriate for furnishing this opinion.

         Based on the foregoing, it is my opinion:

         1. That MAS Pooled Trust Fund is a valid and subsisting business trust of the Commonwealth of Pennsylvania legally authorized to issue an unlimited number of shares of beneficial interest, without par value, form an unlimited number of classes ("Portfolios"). On August 23, 1984 there were 4,000 shares of beneficial interest issued and outstanding form the Fund's Value Portfolio. These shares were sold in a private placement to Miller, Anderson & Sherrerd, the Fund's investment adviser, in order that the Fund may meet the net worth requirements of Section 14(a) of the 1940 Act.

         2. That the indefinite number of shares of beneficial interest of four Portfolios of the Fund (Equity Portfolio, Value Portfolio, Fixed Income Portfolio and Cash Portfolio) currently being registered with the United States Securities and Exchange Commission under the 1933 Act pursuant to Rule 24f-2 of the 1940 Act, by a Registration Statement filed on Form N-1 (File No. 2-89729) and amendments thereto may be legally and validly issued from time to time in accordance withe Declaration of Trust and By-Laws of the Fund upon receipt of the Fund of payment in cash, and subject to compliance with the 1933 Act as amended, the 1940 Act, as amended, and applicable state laws relating to the sale of securities.

         3. Upon effectiveness of the Registration Statement on Form N-1 covering an indefinite number of shares and beneficial interest of four Portfolios of the Fund, the Fund will,


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in jurisdiction where such share are qualified for sale, be authorized to make a public offering of such shares at prices calculated in the manner disclosed in the Fund's then current Prospectus. Such shares, when issued, will be lawfully issued, fully paid and nonassessable; and the holders of such shares will have all rights provided for with respect to such holdings by the Fund's Declaration of Trust, By-Laws and the Laws of the Commonwealth of Pennsylvania.

         I hereby consent to the use of this opinion as an exhibit to Amendment No. 3 of the Fund's Registration Statement on Form N-1, and to the Application and Registration Statements and Amendments thereto filed in accordance with the securities laws of the states in which shares of the Fund are to be offered; and I further consent tot he reference in the Prospectus of the Fund to the fact that this opinion concerning the legality of the issue has been rendered by me.


                                                      Very truly yours,

                                                   /s/Raymond J. Klapinsky
                                                      --------------------
                                                      Raymond J. Klapinsky